Exhibit 99.1

               Vicor Corporation Announces Second Quarter Results

     ANDOVER, Mass.--(BUSINESS WIRE)--July 20, 2004--Vicor Corporation (NASDAQ:
VICR) today announced its financial results for the quarter ended June 30, 2004. Revenues for the quarter increased to $45,374,000 compared with $38,693,000 for the corresponding period a year ago. The Company reported net income for the quarter of $61,000 compared with a net loss of $5,958,000 in the corresponding period of 2003, and a diluted net income per share of $.00 compared with a diluted loss per share of $.14 in the corresponding period of 2003.
     For the six months ended June 30, 2004 revenues increased to $87,895,000 from $76,433,000 for the same period of 2003. The Company reported a net loss for the period of $1,129,000 compared with a net loss of $12,587,000 in 2003, and a diluted loss per share of $.03 compared with a diluted loss per share of $.30 in 2003.
     In the second quarter, revenues increased by 17.3% from the second quarter of 2003, and increased by 6.7% on a sequential basis from the first quarter of 2004. The book to bill ratio for the second quarter was .97:1 as compared with ..98:1 in the second quarter of 2003 and 1.13:1 in the first quarter of 2004. The Company ended the second quarter of 2004 with approximately $41.2 million in backlog compared to $42.7 million at the end of the first quarter and $37.0 million at the end of 2003.
     In the second quarter, gross margin improved to 38.3%, compared with 27.2% in the second quarter of 2003 and 35.3% in the first quarter of 2004. The sequential improvement in gross margin is attributable to higher levels of shipments and to a non-recurring $800,000 reduction in an accrual associated with the settlement of a commercial dispute. The improvement was offset, in part, by increased depreciation of approximately $200,000 resulting from shortening of the useful lives of certain equipment as a consequence of the conversion of second-generation products to the FasTrak platform. This increase in depreciation expense is expected to continue through the next three quarters.
     Depreciation and amortization in the quarter was $5.3 million and capital additions were $1.2 million. Depreciation expense decreased approximately $275,000 from the second quarter of 2003 and remained essentially the same as in the first quarter of 2004. For the six months ended June 30, 2004 depreciation and amortization was $10.6 million and capital additions were $2.2 million. This compares with depreciation and amortization of $11.3 million and capital additions of $3.3 million in the corresponding period of 2003.
     The Company reported income before taxes of $362,000 for the quarter compared with a loss before taxes of $5,729,000 in the corresponding period of 2003. Tax provisions in 2004 and 2003 are required as the Company operates in various state and international taxing jurisdictions, subject to a variety of income and related taxes, and due to federal and state taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns. Based on the Company's current estimate of its tax provision for the year, we expect that the tax expense for each of the remaining quarters in 2004 will approximate that of the second quarter.
     Inventories increased by approximately $1.7 million to $23.8 million as compared with $22.1 million at the end of 2003 and increased by approximately $300,000 from the end of the first quarter of 2004.
     Cash and short-term investments were $117.4 million, an increase of approximately $3.3 million from the end of the first quarter of 2004 and an increase of approximately $8.7 million from the end of 2003. During the quarter, the Company did not repurchase any shares and has $26.0 million remaining on its authorized stock buy-back plan.
     On June 30, 2004 the Company announced that it had entered into a non-exclusive license with Sony Corporation relating to Vicor's Factorized Power Architecture, V--I Chip(TM) power converters and the enabling technologies and semiconductor components used in V--I Chips. The license grants Sony rights to design and manufacture power converters, using V--I Chip technology and Factorized Power, for use within its products and for sale to its customers in certain agreed-upon applications. Royalties are based upon the value of licensed converters used or sold.
     For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

     Earnings Conference Call

     Vicor will be holding its investor conference call, today, Tuesday, July 20, 2004 at 5:00 p.m. (EDST). Shareholders interested in participating in the call, should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 88107675. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through July 27, 2004. The replay dial-in number is 888-286-8010 and the Passcode is 71309428. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

     This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify these statements by our use of the words "may," "will," "would," "plans," "expects," "anticipates," "believes," "continue," "estimate," "prospective," "project," "intend," and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. These risks and uncertainties include our ability to develop and market new products and technologies cost-effectively, to leverage design wins into increased product sales, to decrease manufacturing costs, to enter into licensing agreements that amplify the market opportunity and accelerate market penetration, to realize significant royalties under license agreements, to achieve an increased bookings rate over a longer period, and to successfully leverage the V--I Chips in standard products to promote market acceptance of Factorized Power, as well as those risks and uncertainties identified in the Company's Annual Report on Form 10-K. The risk factors contained in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in that Form 10-K should be read together with other reports and documents that the Company files with the SEC from time to time, which may supplement, modify, supersede or update those risk factors.

     Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the telecommunications, electronic data processing, industrial control and military electronics markets.


VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED     SIX MONTHS ENDED
                                    (Unaudited)        (Unaudited)
                                ------------------- ------------------
                                 JUNE 30,  JUNE 30, JUNE 30,  JUNE 30,
                                    2004      2003     2004      2003
                                --------- --------- -------- ---------

Net revenues                     $45,374   $38,693  $87,895   $76,433
Cost of sales                     27,994    28,156   55,515    56,989
                                --------- --------- -------- ---------
                                  17,380    10,537   32,380    19,444

Costs and expenses
          Sales & administration  10,607    10,394   20,785    20,718
          Research & development   6,505     5,833   12,448    11,167
                                --------- --------- -------- ---------
                                  17,112    16,227   33,233    31,885

Operating income (loss)              268    (5,690)    (853)  (12,441)
                                --------- --------- -------- ---------

Other income (expense), net           94       (39)     309       338
                                --------- --------- -------- ---------

Income (loss) before taxes           362    (5,729)    (544)  (12,103)

Provision for income taxes          (301)     (229)    (585)     (484)
                                --------- --------- -------- ---------

Net income (loss)                    $61   ($5,958) ($1,129) ($12,587)
                                ========= ========= ======== =========

Net income (loss) per share:
           Basic                   $0.00    ($0.14)  ($0.03)   ($0.30)
           Diluted                 $0.00    ($0.14)  ($0.03)   ($0.30)

Shares outstanding:
           Basic                  42,049    41,799   41,983    41,926
           Diluted                42,344    41,799   41,983    41,926


VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  JUNE 30,     DEC 31,
                                                     2004        2003
                                               (Unaudited) (Unaudited)
                                               ----------- -----------
Assets

Current Assets
        Cash and cash equivalents                 $42,527     $41,723
        Short-term investments                     74,900      67,046
        Accounts receivable                        22,714      22,493
        Inventories, net                           23,787      22,080
        Deferred tax assets                         3,548       3,548
        Other current assets                        3,443       4,101
                                               ----------- -----------
                  Total current assets            170,919     160,991

Property and equipment, net                        74,239      82,366
Other assets                                        8,982       8,107
                                               ----------- -----------

                                                 $254,140    $251,464
                                               =========== ===========

Liabilities and Stockholders' Equity

Current Liabilities
        Accounts payable                           $6,559      $5,078
        Accrued compensation and benefits           4,333       3,541
        Other accrued liabilities                  11,768      11,825
                                               ----------- -----------
                 Total current liabilities         22,660      20,444

Deferred income taxes - long-term                   4,166       4,362

Stockholders' Equity
        Capital stock                             148,940     147,155
        Retained earnings                         182,734     183,863
        Treasury stock                           (104,360)   (104,360)
                                               ----------- -----------
                 Total stockholders' equity       227,314     226,658
                                               ----------- -----------

                                                 $254,140    $251,464
                                               =========== ===========


    CONTACT: Vicor Corporation
             Mark A. Glazer, Chief Financial Officer, 978-470-2900 978-749-3439 (fax)